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EXHIBIT 99.2

JOINT FILING STATEMENT

        Each of the undersigned agrees that (i) the statement of Schedule 13D relating to the Common Units of Pacific Energy Partners, L.P. has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

August 7, 2003

PACIFIC ENERGY GP, INC.
By:	/s/ IRVIN TOOLE, JR. Irvin Toole, Jr. President and Chief Executive Officer
PPS HOLDING COMPANY
By:	/s/ DOUGLAS L. POLSON Douglas L. Polson President
THE ANSCHUTZ CORPORATION
By:	/s/ CANNON Y. HARVEY Cannon Y. Harvey President
ANSCHUTZ COMPANY
By:	/s/ CANNON Y. HARVEY Cannon Y. Harvey President
PHILIP F. ANSCHUTZ
By:	/s/ PHILIP F. ANSCHUTZ

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  JOINT FILING STATEMENT